UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                          FORM N-8A

NOTIFICATION  OF  REGISTRATON   FILED  PURSUANT  TO  SECTION  8(a)  OF  THE
                INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             AXP Partners International Series, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  200 AXP Financial Center, Minneapolis, MN 55474

Telephone Number (including area code):     (612) 330-9283

Name and address of agent for service of process:

Leslie L. Ogg, 901 S. Marquette Avenue, Suite 2810, Minneapolis, MN  55402-3268

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filling of
Form N-8A:      Yes [ ]          No[X]



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                           SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of Minneapolis and state of Minnesota on the 25 day of June, 2001.

                                         AXP Partners International Series, Inc.
                                         (Registrant)



                                         By /s/ John R. Thomas
                                            ------------------
                                            John R. Thomas
                                            President

Attest: /s/ Leslie L. Ogg
       ------------------
       Leslie L. Ogg

       -------------------------------
              Secretary